SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.        )

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☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WEBEX COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEBEX COMMUNICATIONS, INC.

307 WEST TASMAN DRIVE
SAN JOSE, CALIFORNIA 95134
(408) 435-7000

April 15, 2002

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of WebEx Communications, Inc. that will be held on May 15, 2002, at 10:00 A.M., at the Company’s principal executive offices at 307 West Tasman Drive, San Jose, California.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly.

The Proxy Statement and the related proxy form, as well as a copy of the Company’s 2001 Annual Report to Stockholders, are being mailed to stockholders entitled to vote at the meeting on or about April 15, 2002.

The Board of Directors and management look forward to seeing you at the meeting.

                                                                             Sincerely yours,

                                                                             Subrah S. Iyar
                                                                             Chief Executive Officer

WEBEX COMMUNICATIONS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2002

To the Stockholders of WebEx Communications, Inc.:

The Annual Meeting of Stockholders of WebEx Communications, Inc., a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company at 307 West Tasman Drive, San Jose, California, on Wednesday, May 15, 2002, at 10:00 A.M., Pacific Daylight Time, for the following purposes:

1)	To elect three Class II Directors to serve until the 2005 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2)	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002; and

3)	To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Stockholders of record as of the close of business on March 20, 2001 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 307 West Tasman Drive, San Jose, California, for ten days before the meeting.

It is important that your shares are represented at this meeting. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

By	Order of the Board of Directors

Da	vid Farrington
Sec	retary

April 15, 2002

WEBEX COMMUNICATIONS, INC.
307 WEST TASMAN DRIVE
SAN JOSE, CALIFORNIA 95134

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WebEx Communications, Inc., a Delaware corporation (which we will refer to as the “Company” or “WebEx” throughout this Proxy Statement), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the principal executive offices of the Company at 307 West Tasman Drive, San Jose, California, on Wednesday, May 15, 2002, at 10:00 A.M., Pacific Daylight Time, and any postponement or adjournment thereof (the “Annual Meeting”). The Company’s telephone number is (408) 435-7000.

This Proxy Statement, the accompanying form of proxy and the Company’s Annual Report on Form 10-K, containing financial statements and financial statement schedules required to be filed for the fiscal year ended December 31, 2001, are being mailed to stockholders entitled to vote at the meeting on or about April 15, 2002.

The Company will provide copies of exhibits to the Annual Report on Form 10-K to any requesting stockholder upon payment of a reasonable fee and upon request of the stockholder made in writing to WebEx Communications, Inc., 307 West Tasman, San Jose, California, 95134, Attn: David Farrington, General Counsel. The request must include a representation by the stockholder that, as of March 20, 2002, the stockholder was entitled to vote at the Annual Meeting.

Record Date; Voting Securities

Stockholders of record at the close of business on March 20, 2002 (which we will refer to as the “Record Date” throughout this Proxy Statement), are entitled to vote at the Annual Meeting. As of the close of business on that date, the Company had approximately 40,245,324 shares of common stock, $0.001 par value (the “Common Stock”), issued and outstanding and entitled to vote.

How You Can Vote

Stockholders of record may vote their shares at the Annual Meeting either in person or by proxy. To vote by proxy, stockholders should mark, date, sign and mail the enclosed proxy form in the prepaid envelope. Returning a proxy form will not affect a stockholder’s right to vote if the stockholder attends the Annual Meeting and wants to vote in person. Stockholders holding shares through a bank or broker should follow the voting instructions on the proxy form received.

Revocability of Proxies

The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

Required Vote

Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. Directors are elected by a plurality vote. The three nominees for Class II Director who receive the most votes cast in their favor will be elected to serve as a director. In order to be adopted, the proposal to ratify the Company’s appointment of the designated independent auditors will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”), with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

The Inspector will treat shares that are voted “Withheld” or “Abstain” as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) “FOR” the election of the three nominees for Class II directors set forth herein; (ii) “FOR” the ratification of KPMG LLP, as independent public auditors of the Company for the fiscal year ending December 31, 2002; and (iii) upon such other business as may properly come before the Annual Meeting or any adjournment thereof in accordance with the discretion of the proxyholder but will not be voted in the election of directors. Proxies that are not returned will not be counted in determining the presence of a quorum and will not be counted toward any vote.

If a broker indicates on the enclosed proxy form or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

Solicitation of Proxies

The expense of printing, mailing proxy materials and solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

PROPOSAL 1

ELECTION OF DIRECTORS

Number of Directors and Terms

The Company’s Certificate of Incorporation and Bylaws authorize up to nine (9) members of the Board of Directors and the current size is set at eight (8) board members. The Company’s Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes. The first class currently consists of two (2) directors, the second class currently consists of three (3) directors and the third class currently consists of three (3) directors. The term of office for the first class expires at the annual meeting to be held in 2004, the term of office for the second class expires at the annual meeting of stockholders to be held May 15, 2002 and the term of office for the third class expires at the annual meeting of stockholders to be held in 2003. The term of each of these three classes will then expire at the third annual meeting following the date of expiration described in the previous sentence. A director elected to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.

There are three (3) directors in the class whose term of office expires in 2002. The nominees for director are Jan Baan, Anthony R. Muller and Mark Leslie. One of the nominees for election is currently a member of the Board of Directors who was previously elected by the stockholders. The other nominees were appointed by the Board of Directors in February 2002. If elected at the Annual Meeting, all three of the nominees would serve until the 2005 Annual Meeting and until his successor is elected and has qualified, or until his earlier death, resignation or removal. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Set forth below is biographical information for each person nominated and each director whose term of office will continue after the Annual Meeting.

Nominees for Election for A Three-Year Term Expiring at the 2005 Annual Meeting

Jan Baan, age 56, has served as a director of WebEx since January 2000. Since December 1999, Mr. Baan has served as the Chairman and Chief Executive Officer of the Vanenburg Capital Management I, B.V., a private limited liability company, whose main activities include providing venture capital funding for technology companies worldwide. Prior to joining the Vanenburg Capital Management I, B.V., Mr. Baan founded Baan Company N.V., a publicly held enterprise applications software company, in 1978.

Anthony R. Muller, age 59, has served as a director of WebEx since February 2002. Since January 1998, Mr. Muller has been the Executive Vice President and Chief Financial Officer of JDS Uniphase Corporation, a manufacturer of component and modules for fiber optic communications. From September 1996 to January 1998, he served as Senior Vice President and Chief Financial Officer for Micro Focus Group Plc., a supplier of software tools. Mr. Muller has held senior financial and operations positions with manufacturers of telecommunications systems, lasers and optics, and semiconductor equipment. Mr. Muller holds a B.A. degree from the University of Pennsylvania and an M.B.A. degree from Stanford University.

Mark Leslie, age 57, has served as a director of WebEx since February 2002. Mr. Leslie served as the Chief Executive Officer of Veritas Software, Inc., a software company, from 1990 to 2000 and as Chairman of the Board from 1997 until January 2002. Mr. Leslie currently serves on the boards of Veritas, Brocade Communications, a supplier of storage area network software, Keynote Systems, a supplier of Internet performance services, Avaya Corporation, a supplier of enterprise communications solutions and services. Mr. Leslie holds a B.A. in physics and mathematics from New York University and completed Harvard Business School’s program for management development.

Required Vote

The three (3) nominees receiving the highest number of affirmative votes of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and entitled to vote shall be elected as Class II Directors. Unless marked to the contrary, proxies received will be voted “FOR” management’s nominees.

The Board of Directors recommends a vote “FOR” the election of Jan Baan, Anthony R. Muller and Mark Leslie as the Class II Directors of the Company.

Directors Continuing in Office until the 2003 Annual Meeting

Subrah S. Iyar, age 44, is a co-founder of WebEx and has served as its Chairman and Chief Executive Officer since January 1997. Prior to founding WebEx, Mr. Iyar served as the Vice President and General Manager of the Northern California Internet Business division of Quarterdeck Corporation, a software company, from October 1995 until November 1996. From February 1983 to 1995, Mr. Iyar held several senior positions in Business Development, Marketing and Sales management at Apple Computer, Inc., a computer hardware company, and Intel Corporation, a semiconductor company. Mr. Iyar holds a B.S. in Electrical Engineering from the Indian Institute of Technology and an M.S. in Computer Engineering from the University of Southwestern Louisiana.

Min Zhu, age 52, is a co-founder of WebEx and has served as its President and Chief Technical Officer since February 1997. Prior to founding WebEx, Mr. Zhu co-founded Future Labs, a real-time collaboration software company, in 1991, which was subsequently sold to Quarterdeck in 1996. Mr. Zhu holds an M.S. in Engineering Economics Systems from Stanford University.

Vivek Ranadivé, age 44, has served as a director of WebEx since June 2000. Mr. Ranadivé has been the President, Chief Executive Office and Chairman of the Board of TIBCO Software, Inc., a software company, since its inception in January 1997. From 1985 to 1997, Mr. Ranadivé served as the Chairman and CEO of Teknekron Software Systems, Inc., a software company. Mr. Ranadivé holds a B.S. in Electrical Engineering and Computer Science and an M.S. in Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

Directors Continuing in Office until the 2004 Annual Meeting

Somshankar Das, age 51, has served as a director of WebEx since December 1999. Mr. Das has served as Chief Executive Officer of e4e, Inc., an investment company, since May 2000. From June 1997 until May 2000, Mr. Das served as a partner with Walden International Investment Group, an investment firm. Prior to joining Walden International Investment Group, Mr. Das served as Director for Worldwide Business Development at VLSI Technology, Inc., a semiconductor company, from July 1985 to May 1997. Mr. Das holds an M.S. in Physics and Mathematics and an M.B.A. from Stanford University.

David Ure, age 54, has served as a director of WebEx since January 2001. Since 1968, Mr. Ure has held several positions at Reuters Group PLC, a news company, and since July 2000, has served as Strategic Advisor to the Board of Directors of Reuters. Mr. Ure also serves on the Board of Directors of TIBCO Software, Inc. Mr. Ure was educated at Glasgow Academy, and Merton College Oxford.

Board Meetings and Committees

The Board of Directors held nine meetings during 2001. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve except (i) Vivek Ranadivé who attended 66% of the board meetings (ii) David Ure who attended 55% of the board meetings and 50% of the audit committee meetings and (iii) Scott Sandell who attended 66% of the board meetings and 50% of the audit committee meetings. In February 2002, Mr. Sandell resigned from the Company’s Board of Directors, and the Company appointed Mr. Anthony R. Muller and Mr. Mark Leslie to the Company’s Board of Directors.

The Board of Directors has appointed a Compensation Committee, an Audit Committee and a Non-Executive Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

Compensation Committee

Number of Members:	Two (until February 2002), Three (since February 2002)

Members:	Mr. Das (until February 2002)
Mr. Sandell (until February 2002)
Mr. Baan (since February 2002)
Mr. Leslie (since February 2002)
Mr. Ranadivé (since February 2002)

Number of Meetings:	Three

Functions:
Assists in the implementation of, and provides recommendations with respect to, general and specific compensation policies and practices of the Company for directors, officers and other employees, administers the various incentive compensation and benefit plans and recommends policies relating to such plans.

Audit Committee

Number of Members:	Three

Members:	Mr. Das
Mr. Ure
Mr. Sandell (until February 2002)
Mr. Muller (since February 2002)

Number of Meetings:	Three

Functions:
Reviews the scope of the annual audit, monitors the independent auditor’s relationship with the Company, review the Company’s internal accounting procedures and financial management practices with the Company’s independent auditors and selects independent auditors to audit the Company’s books and records, subject to approval of the Board of Directors and ratification by the stockholders.

Non-Executive Compensation Committee

Number of Members:	One

Member:	Mr. Iyar

Functions:	Determines salaries and incentive compensation for the Company’s non-executive employees and consultants.

Compensation of Directors

Directors who are employees of the Company do not receive any fees for service on the Board of Directors. We reimburse each member of the Board of Directors who is not an employee of the Company for out-of-pocket expenses incurred in connection with attending board meetings. Pursuant to the Company’s 2000 Stock Incentive Plan (the “2000 Incentive Plan”), non-employee directors of the Company are automatically granted options to purchase shares of the Company’s Common Stock. Under the 2000 Incentive Plan, each non-employee director will be granted an option to purchase 60,000 shares of Common Stock on the date on which he or she first becomes a non-employee director (the “First Option”). Thereafter, on the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, each non-employee director is automatically granted an additional option to purchase 25,000 shares of Common Stock (a “Subsequent Option”) if, on such date, he or she continues to serve on the Company’s Board of Directors. The First Option and each Subsequent Option are exercisable in installments of twenty-five percent (25%) of the total number of shares subject to the First Option or the Subsequent Option on each anniversary of the date of such option grant. Options granted under the 2000 Incentive Plan have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, a term of ten (10) years and, if held for more than six months, become fully exercisable in the event of a change in control of the Company. In January 2001, the Company granted nonstatutory stock options to purchase 50,000 shares of Common Stock to David Ure at an exercise price of $24.00 per share. In April 2001, the Company granted nonstatutory stock options to David Ure to purchase 10,000 shares of Common Stock at an exercise price of $10.77 per share.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of three non-employee directors, Mr. Baan, Mr. Leslie and Mr. Ranadivé. None of the Compensation Committee members serve as a member of the board of directors or compensation committee of any entity that has one or more other executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has contracts for engineering services with two companies in China owned by the spouse of Mr. Min Zhu, our President and Chief Technical Officer, a member of our Board of Directors and a major stockholder. The Company has contracts with these companies under which they perform development projects, assign ownership of the work performed to the Company, and invoice the Company for services rendered based on a monthly fee per employee working on the Company’s projects. These companies provide a significant amount of quality assurance testing and software development activities for the Company. The Company paid approximately $2,220,000 for these services in 2001.

On May 18, 2001, the Company entered into stock purchase agreements with Vanenburg Capital Management I, B.V., a major stockholder, and certain other investors. Jan Baan, a member of the Company’s Board of Directors, is the Chief Executive Officer and Chairman of the Board of Directors of Vanenburg Capital Management I, B.V. Pursuant to these stock purchase agreements, Vanenburg purchased 465,000 shares of the Company’s Common Stock at a price per share equal to 93.886% of the average daily closing prices of the Common Stock on the Nasdaq Stock Market over the ten day trading period ending on the trading day immediately preceding the date of these agreements or $10.75 per share.

In April 2000, the Company loaned $3.6 million to Subrah Iyar, the Company’s Chief Executive Officer and Chairman of the Board of Directors. The loan is for a two-year term and bears interest at a rate of 6.5% per year. The loan is secured by Mr. Iyar’s residence and 1,000,000 shares of Common Stock. In 2001, the largest aggregate amount outstanding under this loan was approximately $3,884,646. Mr. Iyar made two principal payments on this loan of $1,200,000 on June 28, 2001 and $1,300,000 on December 28, 2001. On March 26, 2002, Mr. Iyar paid the remaining balance and all remaining interest under the loan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2002 as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s executive officers named under “Executive Compensation and Related Information—Summary Compensation Table,” (iii) each of the Company’s directors, and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Applicable percentage ownership is based on 40,162,067 shares of Common Stock outstanding as of March 1, 2002.

Unless otherwise indicated, the address for the following stockholders is c/o WebEx Communications, Inc., 307 West Tasman, San Jose, California 95134.

Name and Address of Beneficial Owner:	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:

Vanenburg Capital Management I B.V(2)	7,114,533	17.7%
TCW Group, Inc.(3)	2,894,387	7.2

Executive Officers and Directors:

Subrah S. Iyar(4)	4,763,153	11.7
Min Zhu(5)	4,681,010	11.5
Craig Klosterman(6)	413,858	1.0
Jim Moise(7)	141,755	*
David Farrington(8)	157,042	*
Leo Jolicoeur(9)	314,748	*
Jan Baan(2)(10)	7,191,533	17.9
Somshankar Das(11)	46,500	*
Vivek Ranadivé(12)	62,000	*
David Ure	15,000	*
Mark Leslie	—	—
Anthony R. Muller	—	—
All directors and executive officers as a group(12 persons)(13)	17,786,599	42.5%

* Less than 1%.

(1)
To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing ownership of any other person.

(2)
Principal address is Postbus 231, 3880 AE Putten The Netherlands. Stock ownership based solely on Schedule 13G filed jointly by Vanenburg Capital Management I, B.V., Vanenburg Capital Management Holdings B.V., Vanenburg Group B.V. and Jan Baan on February 14, 2002. Vanenburg Capital Management I, B.V., Vanenburg Capital Management Holding B.V., Vanenburg Group B.V. and Jan Baan report shared voting and shared dispositive power with respect to 7,114,533 shares as of December 31, 2001. Mr. Baan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in Vanenburg Capital Management I, B.V.

(3)
Principal address is 865 South Figueroa Street, Los Angeles, California 90017. Stock ownership based solely on an Amendment to Schedule 13G filed jointly by The TCW Group, Inc. and Robert Day on February 3, 2002. The TCW Group, Inc. reports shared voting and shared dispositive power with its direct and indirect subsidiaries and Societe General, S.A., the TCW Group’s ultimate parent company, with respect to 2,894,387 shares as of December 31, 2001. Societe Generale, S.A. disclaims beneficial ownership of these shares. As a result of the acquisition of the TCW Group, Inc. by Societe Generale, S.A., Robert Day is no longer deemed to share voting or dispositive power with the TCW Group, Inc. and is therefore no longer the beneficial owner of any of these shares.

(4)
Includes 658,204 shares issuable under immediately exercisable options of which 75,000 are subject to the Company’s right of repurchase. Includes 566,500 shares held in trust for Mr. Iyar’s family for which Mr. Iyar is the trustee.

(5)	Includes 658,204 shares issuable under immediately exercisable options of which 75,000 shares are subject to the Company’s right of repurchase.

(6)	Includes 144,111 shares which are subject to the Company’s right of repurchase.

(7)	Includes 83,332 shares which are issuable under immediately exercisable options of which 74,999 shares are subject to the Company’s right of repurchase.

(8)	Includes 130,056 shares issuable under immediately exercisable options of which 95,332 shares are subject to the Company’s right of repurchase.

(9)	Includes 114,585 shares which are subject to the Company’s right of repurchase.

(10)	Includes 50,000 shares issuable under immediately exercisable options.

(11)	Includes 45,000 shares issuable under immediately exercisable options of which 27,084 shares are subject to the Company’s right of repurchase.

(12)	Includes 60,000 shares of Common Stock issuable under immediately exercisable options.

(13)
Includes 258,696 shares of Common Stock subject to the Company’s right of repurchase and 1,684,796 shares issuable under immediately exercisable options of which 347,415 shares are subject to the Company’s right of repurchase.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table summarizes all compensation paid to the Company’s Chief Executive Officer and each of the Company’s other five (5) most highly compensated executive officers for the fiscal years ended December 31, 2001, 2000, and 1999 whose total salary and bonus exceeded $100,000, for services rendered in all capacities to the Company during 2001. These individuals are referred to as the named executive officers. Other than the salary and bonus described below, the Company did not pay any named executive officer in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of that executive officer’s salary and bonus during each of 2001, 2000 and 1999.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options (#)
Subrah S. Iyar	2001	180,000	—	469,880
Chief Executive Officer	2000	180,000	—	150,000
	1999	180,000	—	—

Min Zhu	2001	180,000	—	469,880
President and Chief Technical Officer	2000	180,000	—	150,000
	1999	127,500	—	—

Craig Klosterman(1)	2001	180,000	—	—
Chief Financial Officer	2000	157,500	—	400,000

Jim Moise(2)	2001	144,000	19,313	—
Vice President, World Wide Sales

David Farrington(3)	2001	150,000	—	52,000
General Counsel and Vice President, Corporate Development

Leo Jolicoeur(2)	2001	150,000	—	104,000
Vice President, Platform Management

(1)	Mr. Klosterman joined the Company in February 2000.

(2)	Messrs. Moise and Jolicoeur became executive officers on May 1, 2001.

(3)	Mr. Farrington became an executive officer on August 1, 2001.

Stock Options

The following tables set forth information regarding stock options granted to and exercised by the individuals named in the Summary Compensation Table above during fiscal 2001. All options listed below were granted under the Company’s 2000 Stock Incentive Plan. The percent of total options granted is based on a total of 4,096,538 options granted to employees and consultants during 2001. Options granted to Messrs. Farrington and Jolicoeur were granted at the fair market value as determined by the Company’s Board of Directors on the date of grant and options granted to Messrs. Iyar and Zhu were granted at 110% of the fair market value as determined by the Company’s Board of Directors on the date of grant.

Option Grants in 2001

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date(2)	5%($)	10%($)
Subrah S. Iyar	9,880	0.24%	$9.08	4/17/06	$14,376	$41,634
	10,000	0.24	25.57	7/26/06	40,977	118,670
	450,000	10.98	25.57	7/26/06	1,843,985	5,340,166
Min Zhu	9,880	0.24	9.08	4/17/06	14,376	41,634
	10,000	0.24	25.57	7/26/06	40,977	118,670
	450,000	10.98	25.57	7/26/06	1,843,985	5,340,166
Craig Klosterman	—	—	—	—	—	—
Jim Moise	—	—	—	—	—	—
David Farrington	52,000	1.27	15.46	6/6/11	505,581	1,281,241
Leo Jolicoeur	104,000	2.54	15.46	6/6/11	1,011,161	2,562,483

(1)	Options were granted by the Board of Directors and generally vest monthly over a 4 year period. All of the options granted in 2001 were granted under the Company’s 2000 Stock Incentive Plan.

(2)
The options granted to Messrs. Iyar, and Zhu have a term of 5 years, and the options granted to Messrs. Farrington and Jolicoeur have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3)
Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of five percent (5%) and ten percent (10%) compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of our Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares of Common Stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our Common Stock, the optionee’s continued employment through applicable vesting periods and the date on which the options are exercised.

The following tables set forth information regarding stock option exercises by the individuals named in the Summary Compensation Table above during fiscal 2001 and options outstanding at the end of fiscal 2001.

Aggregated Option Exercises in Last Fiscal Year and 2001 Year End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2001(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2001($)(2) Exercisable/ Unexercisable
Name	Shares Acquired on Exercise (#)	Value Realized($)(1)
Subrah S. Iyar(3)	—	$—	210,991/408,889	$2,142,430/90,927
Min Zhu(3)	—	—	210,991/408,889	2,142,430/90,927
Craig Klosterman	—	—	—/—	—/—
Jim Moise(3)	—	—	83,332/—	2,041,634/—
David Farrington(3)	19,944	594,092	136,556/45,500	3,097,843/427,245
Leo Jolicoeur(3)	8,000	75,325	18,868/91,000	265,836/854,490

(1)	Calculated based on the fair market value of the underlying securities at the exercise date minus the exercise price, multiplied by the number of shares underlying the option.

(2)	Calculated based on the fair market value of the underlying securities at December 31, 2001 ($24.85 per share) minus the exercise price, multiplied by the number of shares underlying the option.

(3)	A portion of the shares exercisable are subject to the Company’s right of repurchase if the optionee is terminated, which right lapses over time.

Indebtedness of Management

In April 2000, the Company loaned $3.6 million to Subrah Iyar, the Company’s Chief Executive Officer and Chairman of the Board of Directors. The loan is for a two-year term and bears interest at a rate of 6.5% per year. The loan is secured by Mr. Iyar’s residence and 1,000,000 shares of the Company’s Common Stock. In 2001, the largest aggregate amount outstanding under this loan was $3,884,646. Mr. Iyar made two principal payments on this loan of $1,200,000 on June 28, 2001 ad $1,300,000 on December 28, 2001. On March 26, 2002, Mr. Iyar paid the remaining balance and all remaining interest under the loan.

Employment Agreements and Change in Control Arrangements

We currently do not have formal written employment agreements with any of our named executive officers. However, Subrah Iyar, the Company’s Chief Executive Officer and Chairman of the Board of Directors, and Min Zhu, the Company’s President, Chief Technical Officer and member of the Board of Directors, were employed under the terms of two-year employment agreements which expired in August 2000. Under the terms of those agreements, Messrs. Iyar and Zhu were each entitled to an initial salary of $180,000 and bonuses tied to criteria established by the Board of Directors. Although those agreements have expired, there have been no material changes in the employment relationships between the Company and Mr. Iyar or Mr. Zhu.

Pursuant to the terms of his option agreement, the vesting of up to 75% of the options held by Mr. Klosterman may be accelerated upon, among other things, a change in control of the Company. Pursuant to the terms of his option agreement, the vesting of 80% of the options held by Mr. Farrington may be accelerated upon a change in control of the Company. Pursuant to the terms of their option agreements, the vesting of 33% of the options held by Mr. Jolicoeur and Mr. Moise may be accelerated upon a change in control of the Company.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The compensation committee of the Company’s Board of Directors (the “Compensation Committee”) consisted during the fiscal year 2001, of two non-employee directors, Somshankar Das and Scott Sandell, neither of whom have interlocking relationships as defined by the Securities and Exchange Commission. The Compensation Committee sets and administers the policies governing annual compensation of executive officers, considers their performance and makes recommendations regarding their cash compensation and stock options to the full Board of Directors. The Compensation Committee was recently established in connection with the Company’s initial public offering and therefore the Compensation Committee has a limited history. The Compensation Committee expects, pursuant to its charter, to periodically review the approach to executive compensation and make changes as competitive conditions and other circumstances warrant and will seek to ensure the Company’s compensation philosophy is consistent with the Company’s best interests and is properly implemented. In February 2002, Jan Baan, Mark Leslie and Vivek Ranadivé were appointed as a member of the Company’s Compensation Committee and Scott Sandell and Somshankar Das resigned as members of the Company’s Compensation Committee.

Compensation Philosophy and Review

In July 2000, the Company completed the initial public offering of its Common Stock and became a reporting company at that time. During the first years of the Company’s existence, the compensation of the executive officers has reflected a private “start-up” company model with the salary component at lower levels and the stock component at higher levels than would be applicable in a more established company environment. As we continue to grow and develop, we are shifting our compensation plans to mirror those of other publicly traded companies in our sector and to reflect the size and value of the Company.

The Compensation Committee believes that compensation of the Company’s executive officers should (a) encourage creation of stockholder value and achievement of certain corporate objectives, (b) integrate compensation with the Company’s annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives, (c) provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel and (d) align the interests of executive officers with the long-term interests of stockholders.

To meet these objectives, executive compensation is comprised of three elements (i) base salary, (ii) variable bonus awards payable in cash and (iii) long-term stock-based incentive awards. The Company’s policy is generally to qualify and structure such compensation arrangements so as to qualify for deductibility under Section 162(m) of the Internal Revenue Code. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

The summary below describes in more detail the factors which the Board considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Key Elements of Executive Compensation

The Compensation Committee determined the base salaries and bonuses of the executive officers for fiscal 2002. The Company provides its executive officers with a compensation package consisting of base salary, cash bonus awards and participation in benefit plans generally available to other employees.

Base Salary.    The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. The Compensation Committee set the salary and bonus potential of each executive officer on a case by case basis. Final decisions on base salary adjustments of executive officers other than the Chief Executive Officer are made with the Chief Executive Officer’s involvement. In determining the appropriate salary levels for the executive officers, the Compensation Committee considers, among other factors, each executive officer’s relative position, scope of responsibility and historical and expected contributions to the Company.

Cash Bonus Awards.    The cash bonus awards vary for each of the executive officers. The bonus award depends on the extent to which business and individual performance objectives are achieved. The Company’s objectives consist of operating, strategic and financial goals that are considered to be critical to its fundamental long-term goal of building stockholder value.

Stock-based Incentive Awards.    Grants of stock options to executive officers are based upon each executive officer’s relative position, scope of responsibility, historical and expected contributions to the Company, and the executive officer’s existing stock ownership and previous option grants. The Committee strives to align the interests of the Company’s executive officers with the long-term interests of stockholders through stock option grants such that grants of stock options should relate the performance of the executive to the market perception of the performance of the Company.

Chief Executive Officer Compensation

The Compensation Committee meets without the presence of the Chief Executive Officer to evaluate his performance and uses the same procedures described above in setting his annual compensation package. On July 23, 2001, the Compensation Committee made a determination to increase Mr. Iyar’s annual salary to $300,000 from $180,000, the amount set forth in his original employment agreement with the Company. The Compensation Committee considered Mr. Iyar’s many accomplishments in helping to grow the Company, increase the Company’s senior management team as the Company’s business expanded in scope and grew in size, as well as Mr. Iyar’s expected contributions to the Company in the future. However, Mr. Iyar declined to take any increase in cash compensation until the Company reached certain financial milestones. Subsequently, the Compensation Committee decided to grant Mr. Iyar an option to purchase 10,000 shares of the Company’s Common Stock in lieu of an increase in his salary. On April 17, 2001, the Board of Directors approved a grant to Mr. Iyar of 9,880 shares of the Company’s Common Stock at an exercise price of $9.07 (110% of the closing price per share as listed on the Nasdaq National Market on that day). These options vest ratably over a 36 month period. On July 23, 2001, the Board of Directors approved a grant to Mr. Iyar of 10,000 shares of the Company’s Common Stock at an exercise price of $25.57 (110% of the closing price per share on the Nasdaq National Market on that day), to compensate Mr. Iyar for five months of salary increase not accepted by Mr. Iyar. The options vested over the last five months of fiscal year 2001. In addition, on July 26, 2001, Mr. Iyar received an option to purchase 450,000 share of the Company’s Common Stock at an exercise price of $25.57 (110% of the closing price per share on the Nasdaq National Market on that day),  1/48th of the shares subject to the option vest monthly for each full month of service. Mr. Iyar did not receive a bonus in 2001. The Company loaned Mr. Iyar $3.6 million on April 2000 under a two year loan. The loan bears interest at a rate of 6.5% per year. On March 26, 2002, Mr. Iyar paid the remaining balance and all remaining interest under the loan.

Su	bmitted by the Compensation Committee of
the	Company’s Board of Directors

Jan	Baan
Ma	rk Leslie
Viv	ek Randivé

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company’s Common Stock with the Nasdaq Composite Index and a peer group chosen by the Company (the “Peer Group”), assuming an investment of $100 in each on July 28, 2000 (the date of the Company’s initial public offering). No cash dividends have been declared or paid on the Company’s Common Stock. The Company’s Common Stock has been traded on the Nasdaq National Market from July 28, 2000. The Peer Group is comprised of the following two companies: Centra Software, Inc. and Evoke Communications, Inc. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

COMPARISON OF YEARLY PERCENTAGE CHANGE IN THE CUMULATIVE TOTAL STOCKHOLDERS RETURN ON THE COMPANY’S COMMON STOCK SINCE JULY 28, 2000 WITH
THE NASDAQ COMPOSITE INDEX AND
PEER GROUP INDEX

CUMULATIVE TOTAL RETURN AT PERIOD END

	July 28, 2000	Sept. 29, 2000	Dec. 29, 2000	Mar. 30, 2001	June 29 2001	Sept. 28 2001	Dec. 31 2001
WebEx Communications, Inc.	$100	$264	$149	$79	$191	$151	$177
Peer Group	$100	$77	$33	$47	$108	$63	$81
Nasdaq Composite Index	$100	$100	$67	$50	$59	$41	$53

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors on Executive Compensation” and “Stock Price Performance Graph” shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except that the Company specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The audit of the Company’s Board of Directors (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. In addition, the Audit Committee provides independent, objective oversight of the Company’s accounting functions and controls. During the fiscal year 2001, the Audit Committee consisted of three non-employee directors, Somshankar Das, Scott Sandell and David Ure, each of whom has been determined to be independent as defined by the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors. In February 2002, Anthony R. Muller was appointed as a member of the Audit Committee and replaced Scott Sandell who resigned as a member of the Company’s Board of Directors and in his capacity as a member of the Company’s committees.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and of the independent auditors. Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon.

In this context, the Audit Committee has met and held discussions with management and the independent auditors regarding the Company’s audited financial statements as of and for the year ended December 31, 2001. In its discussions, management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61.

In addition, the Company’s independent auditors provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining its independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Submitted by the Audit Committee of the Company’s Board of Directors

Somshankar Das
Anthony R. Muller
David Ure

(1)  The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002, subject to ratification by the stockholders. KPMG LLP has audited the Company’s financial statements since 1997. Representatives of KPMG LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q and Form 10-K was $339,000. All hours expended on the engagement to audit the Company’s financial statements for fiscal year 2001 were attributed to work performed by KPMG LLP’s full-time, permanent employees.

Financial Information Systems Design and Implementation Fees.    No fees were billed for professional services rendered for information technology services related to financial information systems design and implementation by KPMG LLP for fiscal year 2001.

All Other Fees.    The aggregate fees billed for services rendered by KPMG LLP other than for the services described above during fiscal year 2001 was $65,900. These fees related to tax compliance and tax consultation.

Upon consideration, the Audit Committee determined that the provision of the services other than the audit services is compatible with maintaining KPMG LLP’s independence.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Board of Directors will review its future selection of the Company’s independent auditors.

The Board of Directors Recommends A Vote “FOR” Ratification of KPMG LLP as the Company’s independent auditors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2003 Annual Meeting must be received by the Secretary of the Company no later than December 16, 2002 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2003 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, for 2001, the Company believes that all of the Section 16 filing requirements were satisfied for 2001, except for the following: Mr. Min Zhu and Mr. Subrah Iyar were each late in filing their respective Form 4 with respect to one transaction, which was subsequently reported on a Form 4.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By	order of the Board of Directors.

Su	brah S. Iyar
Ch	airman and Chief Executive Officer

April 15, 2002

PROXY
WEBEX COMMUNICATIONS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes SUBRAH IYAR or DAVID FARRINGTON, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of WebEx Communications, Inc. (the “Company”) to be held at the Company’s offices at 307 West Tasman Drive, San Jose, California on May 15, 2002 at 10:00 A.M., or at any postponement or adjournment thereof, and instructs said Proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE THE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

☑    Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

1.    To elect Jan Baan, Anthony R. Muller and Mark Leslie as Class II Directors of the Company to serve until the 2005 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

FOR all nominees  ☐            ☐  Withhold from all nominees

Instruction:    To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

☐                                                               For all nominees except as noted to the left.

2.    To ratify the appointment of KPMG LLP as the Company’s Independent Auditors.

FOR  ☐             AGAINST  ☐             ABSTAIN  ☐

(CONTINUED ON OTHER SIDE)

(CONTINUED FROM OTHER SIDE)

3.    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” the election of directors and “FOR” Proposal 2.

☐ Mark here for address change and note below.

Date:___________________________________

_______________________________________
Signature

Date:___________________________________

_______________________________________
Signature

    Please sign where indicated above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING
THE ENCLOSED RETURN ENVELOPE.